Exhibit 4.14

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of February 13, 2020, Huntsman Corporation (the “Company”) has its Common Stock, par value $0.01 per share (the “Common Stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Huntsman International LLC has no securities registered under Section 12 of the Exchange Act.

Description of Common Stock

The below description of the Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Articles of Incorporation”) and our Fifth Amended and Restated Bylaws dated as of December 21, 2016 (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of Delaware General Corporation Law, for additional information.

Authorized Common Shares

The Company is authorized to issue up to 1,200,000,000 shares of Common Stock.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors.

Dividends

Holders of Common Stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any.

Liquidation Rights

Upon liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of our assets, holders of Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other Rights

The Common Stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There is no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of our common stock are fully paid and non-assessable.

Listing

The Common Stock is traded on the New York Stock Exchange under the ticker symbol “HUN.”